EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter Earnings

Madison, Wis., Nov. 4, 2011—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended Sept. 30, 2011, of $21.0 million or 91 cents per share, compared to $19.9 million or 86 cents per share for the same period in the prior year.

During the third quarter of 2011, the company experienced a 1.9% increase in electric sales reflecting higher customer demand driven by warmer-than-normal weather in July 2011, compared to the same period in the prior year. The average temperature in July 2011 was 76.9 degrees compared to normal average temperature of 71.7 degrees. In July 2010 the average temperature was 74.9 degrees. Ongoing efforts to contain costs have also contributed to higher earnings during the quarter. In addition, the Elm Road Unit 2 entered commercial operation in January 2011.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 139,000 customers in Dane County, Wis., and purchases and distributes natural gas to 143,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended Sept. 30,	2011	2010
Operating revenue	$133,572	$127,938
Operating income	$36,334	$34,352
Net income	$21,038	$19,909
Earnings per share (basic and diluted)	$0.91	$0.86
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Nine Months Ended Sept. 30,	2011	2010
Operating revenue	$415,436	$396,663
Operating income	$90,429	$76,249
Net income	$51,544	$45,721
Earnings per share (basic and diluted)	$2.23	$1.98
Weighted average shares outstanding (basic and diluted)	23,114	23,114

Contact:

Margaret Collins

Manager - Corporate Communications

608-252-7088 | mcollins@mge.com